Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into effective as of February 28, 2011 (the “Effective Date”), by and between PICO Holdings, Inc., a corporation formed under the laws of California with offices at 875 Prospect Street, Suite 301, La Jolla, California 92037 (“Company”), and Ronald Langley, an individual (“Consultant”).

1. RECITALS.

1.1 Pursuant to the terms of this Agreement Company desires to engage Consultant, and Consultant desires to provide services to Company, in accordance with the terms of this Agreement.

1.2 Company wishes to retain Consultant to perform investment consulting services, as specified below.

1.3 Company wishes to acknowledge Consultant’s contribution in recommending an investment in October 2010, prior to the execution of this Agreement, that resulted in revenue to the Company, as set forth in Section 3.4.

2. ENGAGEMENT AND SERVICES.

2.1 Engagement and Services.  Company hereby retains Consultant, and Consultant hereby accepts such engagement, as an independent contractor to provide the investment consulting services, as described herein, in connection with the Company’s business (the “Services”).  Consultant hereby accepts such appointment, and agrees to perform his duties under this Agreement to the best of his ability, knowledge, skill and judgment, in accordance with generally accepted professional standards and pursuant to the terms and provisions of this Agreement.

The Services to be rendered by Consultant are as follows:

(a) To identify, analyze and recommend public equity investment opportunities to Company for the Company’s evaluation and consideration.  It is agreed that the Company shall decide, in its sole and absolute discretion, whether or not to implement the equity investment recommendations.

(b) To advise the Company on negotiations with target company board of directors and shareholders relative to any recommended acquisitions or related matters.

(c) To advise the Company on maximizing the value of any recommended investments or acquisitions.

2.2 Consultant’s Responsibilities. Consultant shall work diligently and use his best efforts in the performance of the Services.  Consultant shall at all times perform the Services in accordance with the investment policies established from time to time by Company, consistent with California and Ohio insurance laws, as applicable.

2.3 Compliance with Laws and Regulations Relating To Services.  In the performance of the Services, Consultant shall at all times be familiar with, and act in compliance with, all applicable federal,  state and local laws, all applicable contractual provisions and regulations relating to the Services.

2.4 Notice to Company. Consultant shall immediately notify Company in writing of any complaint filed against Company with any regulatory agency or department, and of any complaint filed in any court of law naming Company as a party, including claims of prejudgment interest and/or bad faith.  In addition, Consultant shall immediately provide Company with any documentation in the possession of Consultant concerning any complaint reasonably requested by Company.

3. COMPENSATION AND REIMBURSEMENT.

Consultant shall be compensated for performing the Services as follows:

3.1   (a)           Consultant shall only be compensated under this Agreement if the total return to Company on an investment first identified and recommended by Consultant to Company, in a dated writing (hereafter a “Consultant recommended investment”), is at least twenty percent (20%) compounded per annum, in United States dollar terms on the entire capital invested by Company in any one single investment identified and recommended by Consultant.

(b)           If the Consultant recommended investment generates a return to the Company that meets or exceeds the threshold set forth in Section 3.1(a), Consultant shall be compensated in the amount of ten percent (10%) of any net realized gain on the Company’s first five million dollars ($5,000,000) of net realized gain (defined as net sale proceeds less total cost of investment) on any one investment recommended by Consultant.

(c)           After the net gain in Section 3.1(b) has been exceeded, Consultant shall then be compensated on the basis of five percent (5%) of any net realized gain to the Company that is in excess of five million dollars ($5,000,000) on each Consultant recommended investment.

3.2 Compensation under Section 3.1(b) and (c) of this Agreement shall be paid to Consultant at the time the Company realizes the net gain on any one investment and the return on total capital invested meets or exceeds the threshold established under Section 3.1(a) of this Agreement.

3.3 In addition to the payments in Section 3.1, Consultant shall be reimbursed for travel expenses, lodging, and any additional expenses related to the performance of Services under this Agreement, provided such expenses have been approved by Company, in advance, and a request for reimbursement, along with appropriate supporting documentation, is submitted to Company within 30 days after the expense has been incurred.

3.4 Prior to entering this Agreement, Consultant identified a Consultant recommended investment to the Company in October 2010 and the Company has realized net gain on such investment that exceeds the thresholds set forth in Section 3.1(a) above.  Accordingly, the Company will compensate Consultant for such Consultant recommended investment as set forth in this Section 3.

4. INDEPENDENT CONTRACTOR.

4.1 Status.  Consultant is an independent contractor of Company, and shall not perform any services under this Agreement as an employee, agent, or partner of Company.

4.2 Authority.  Consultant shall not enter into any Agreement, nor incur any liability or obligation, on behalf of Company unless specifically requested or authorized in writing by the Chief Executive Officer of Company.

4.3 Control.  Consultant shall determine the method, details and means by which Consultant performs the Services under this Agreement; provided, Consultant shall at all times comply with applicable laws and shall provide the Services in good faith and to the reasonable satisfaction of the Company.  Consultant shall perform the Services at such times and locations as Consultant determines.  However, Company shall make available suitable office space and equipment to facilitate the efficient rendering of the Services, and the Services must be timely and satisfactorily completed.

4.4 Compliance With Law.  Consultant, as an independent contractor, assumes full responsibility for the withholding and payment of all federal, state and other taxes, including social security (FICA), disability (SDI) and unemployment insurance (SUI), pertaining to Services rendered and fees received under this Agreement.  No part of Consultant’s fee will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes.  Company will regularly report amounts paid to Consultant by filing a Form 1099-MISC with the Internal Revenue Service as required by law. Consultant further assumes full responsibility for compliance with applicable worker’s compensation insurance laws as it pertains to his Services.

4.5 Benefits.  Consultant agrees that in performing the Services, he is not an employee of Company and shall not be entitled to any benefits accorded to Company’s employees, including without limitation health insurance, worker’s compensation insurance, vacation or sick pay.  Notwithstanding the foregoing, and for the avoidance of doubt, the Stock Appreciation Rights granted to Consultant on December 12, 2005 under the Company’s 2005 Long-Term Incentive Plan (SARs) shall continue in effect until this Agreement terminates or until the SARs expire.

5. TERM OF AGREEMENT.

5.1 Commencement and Term.  Unless terminated sooner as provided herein, the term of this Agreement is one year commencing on October 7, 2010.

5.2 Automatic Renewal. Unless terminated sooner as herein provided, this Agreement shall automatically renew for successive terms of one year.

5.3 Termination By Mutual Agreement.  This Agreement may be terminated at any time upon mutual written agreement of Company and Consultant.

5.4 Termination With Or Without Cause. This Agreement may be terminated at any time, with or without cause, by either party upon 30 days prior written notice to the other party.

5.5 Termination For Certain Events. This Agreement may be terminated at any time by either party by written notice if the other party commits any act of bankruptcy, becomes insolvent, or assigns all or part of its assets for the benefit of creditors upon or after filing of a petition for bankruptcy, whether voluntary or involuntary.

5.6 Termination For Breach. This Agreement may be terminated at any time by either party by written notice if the other party materially breaches this Agreement, provided the party seeking to terminate the Agreement has given the other party 15 days prior written notice of the nature of the claimed breach and its intent to terminate if the claimed breach is not cured within the fifteen days.

6. CONFIDENTIALITY, NON-SOLICITATION AND OWNERSHIP OF INTANGIBLES

6.1 Confidentiality.  Consultant has and will have access to and become acquainted with certain Company private information and trade secrets relating to Company's business, which gives Company certain advantages over competitors who do not have access to such information.  Consultant agrees that, without the prior written consent of the Company, he will not at any time during the term of his or her engagement, or thereafter, voluntarily reveal, divulge, or make known to any person, form, or corporation any trade secret, confidential information, or information of a private nature belonging to or regarding the Company or its officers.  Such confidential information includes business plans, financial data, business proposals and contracts, strategic plans for enhancing the value of the Company’s assets, and any other record or information relating to the present or future business, product or service of the Company, and such other information concerning the business of Company and its manner of operations that affects the conduct of its business and its goodwill (the “Confidential Information”).  Consultant agrees that all such information shall be kept confidential and proprietary and that he shall not use or disclose such Company confidential information, directly or indirectly, in any way, either during or at any time after the term of this engagement, except as required to perform the Services.

6.2 Company Documents.  All programs, print-outs, notebooks, memoranda, reports, strategic plans, financial data, samples, correspondence, files, records, documents, data, and similar items relating to the business of Company, whether prepared by Consultant or otherwise, shall remain the exclusive property of Company.  Immediately upon Consultant's termination of engagement with Company, Consultant shall deliver to Company all such property, including all copies and excerpts, in his possession or control.

6.3 Non-solicitation of Employees.  For a period of 12 months following termination of its engagement with Company for any reason, Consultant agrees not to interfere with or disrupt Company’s business in any manner.  By way of example, Consultant shall not, directly or indirectly, solicit any employee or independent contractor of Company for the purpose of inducing them to terminate his or her employment or engagement with Company.

7. SKILLS AND PERFORMANCE.

7.1 Consultant possesses the specialized skills and professional ability requisite to perform Services, and is being engaged specifically for that purpose.

7.2 Before Consultant takes any action to retain professional assistance or assign or subcontract any tasks covered by this Agreement, Company shall be consulted about such proposed action, and such action shall not be consummated by Consultant unless Company has approved such in writing.  No such retention of assistance, assigning or subcontracting of tasks shall relieve Consultant of his obligations under this Agreement.

7.3 Consultant shall comply with all laws and regulations of government authorities and agencies including federal, state, municipal and other authorities or agencies affecting the performance of the Services.

7.4 Consultant shall have procured all licenses, permits and other approvals from government authorities and agencies, including federal, state, municipal and other authorities and agencies which are necessary for performance of the Services for Company prior to performing the Services.

8. PUBLICITY.  No advertising or publicity matter having or containing any reference to Company or to the subject matter of this Agreement or in which the name of Company is mentioned shall be made by or for the Consultant without obtaining the prior written approval thereof from Company.

9. INDEMNITY.

9.1 Indemnity By Company. Company shall indemnify and hold harmless Consultant from all claims, loss, damage, liability, judgments or settlements including reasonable costs, expenses, and attorney fees, arising out of the relationships of the parties under this Agreement, including claims caused by Company’s bad faith, misfeasance, negligence, or reckless disregard of its duties or failure to comply with the law that applies to the handling of claims as set forth herein.

9.2 Indemnity By Consultant. Consultant shall indemnify and hold harmless Company from all claims, loss, damage, liability, judgments or settlements including reasonable costs, expenses, and attorney fees, arising out of the relationships of the parties under this Agreement, including claims caused by Consultant’s bad faith, misfeasance, negligence, or reckless disregard of its duties, or failure to comply with the law that applies to the handling of claims as set forth herein.

10. SURVIVAL.

The following provisions of this agreement shall survive the termination or expiration of this agreement:  Sections 6, 8 and 9.

11. GENERAL PROVISIONS.

11.1 Authority To Execute Agreement. Each party represents that it has full authority and authorization to enter into this Agreement, and no additional or further consents or authorizations are required to bind the parties hereto.

11.2 Assignment.  Company is relying on the skills, expertise and reputation of Consultant; accordingly, Consultant shall not assign or delegate any of his rights or obligations under this Agreement without prior written consent of Company.

11.3 Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery if personally delivered, (ii) one business day after delivery by overnight courier, facsimile, or telegram, or (iii) three business days after mailing if mailed by first-class mail, postage prepaid, to the parties at their addresses set forth below, or such other address designated from time to time in writing by such party to all other parties.

11.4 Amendment and Waiver.  This Agreement may be amended only by a written agreement signed by all parties to this Agreement.  Waiver of any provision of this Agreement shall not be deemed or constitute a waiver of any other provisions, nor shall such waiver constitute a continuing waiver.

11.5 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

11.6 Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

11.7 Governing Law and Severability.  This Agreement shall be governed by and construed under the laws of the State of California, without regard to its conflicts of law principles.  If any provision of this Agreement is invalid or unenforceable, such provision shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

11.8 Entire Agreement.  This Agreement, constitutes the entire agreement between the parties with respect to the subject matter set forth above, and supersedes all previous oral and written agreements, communications, representations or commitments on the same subject.

11.9 Further Instruments.   The parties covenant and agree that they will execute such other and further instruments and documents that are or may become necessary or convenient to carry out and consummate the transactions contemplated by this Agreement.

11.10 Time.  Time is of the essence under this Agreement.

COMPANY: PICO Holdings, Inc., a California corporation By: /s/ John R. Hart Name: John R. Hart Position: Chief Executive Officer Date: 2/28/2011	CONSULTANT: Ronald Langley, an individual By: /s/ Ronald Langley Name: Ronald Langley Date: 2/28/2011